RESIGNATION


         I, Brad Thompson, Treasurer and a director of SRM Networks, Inc., a Nevada corporation ("Corporation"), hereby tender and submit my resignation as Treasurer and a director of the Corporation; such resignations to be effective on the 21st day of February, 2002.



                                    /s/ Brad Thompson
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                                    Brad Thompson